UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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CNB CORPORATION

(Name of Registrant as Specified in Its Charter)

H. Buck Cutts, Paul R. Dusenbury, Robert P. Hucks, Richard M. Lovelace, Jr.,

and Howard B. Smith, III

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

Mr. Robert P. Hucks	Mr. Paul R. Dusenbury
5900 Reba Road	902 Grange Road
Conway, SC 29526	Aynor, SC 29511

Mr. H. Buck Cutts	Mr. Richard M. Lovelace, Jr.
701 Elm Street	503 Lakewood Avenue
Conway, SC 29526	Conway, SC 29526

Mr. Howard B. Smith, III
1305 Cherokee Street
Conway, SC 29527

March 20, 2006

Re:	Status of Duncans’ Lawsuit Against CNB Corporation, The Conway National Bank, and a Majority of the Directors of CNB Corporation

Dear Shareholders:

Since the Board of Directors of CNB Corporation (the “Board”) approved the change in management on June 14, 2005, your Board has been working diligently to ensure a smooth transition. As Directors of CNB Corporation, we took action to accomplish three goals:

1. Position The Conway National Bank, (the “Bank”) to be a strong competitor and improve shareholder value;

2. Ensure compliance with all laws, regulations, and corporate governance best practices; and

3. Support the traditional, community values that have always been CNB Corporation’s corporate culture.

This correspondence addresses some of the changes that have been implemented at the Bank since June 14, 2005, and also provides information concerning the lawsuit brought by the Duncans against the Bank, CNB Corporation, and the majority of the Board.

As a shareholder, we know you have a keen interest in the financial performance of CNB Corporation, and we are pleased that your Board’s efforts to increase shareholder value are already showing positive results. We invite you to review the published financial results you have received for the third and fourth quarters of 2005, and compare them to previous quarters. Also, please compare the 2005 cash dividend to prior dividends. You should also carefully review financial results of future quarters, when those results become available.

We strongly believe that the actions taken by your Board on June 14, 2005, and thereafter, have been in the best interests of the shareholders.

A.	One Of The Main Considerations Behind The Board’s Decision To Remove The Duncans as Directors, Officers and Employees of the Bank Was Our Conclusion That They Were Not Willing To Relinquish Their Control And Allow The Full Board To Direct The Business Of The Bank, As We Believed Was Appropriate Under The 2002 Sarbanes-Oxley Legislation, South Carolina Corporate Law, And Good Corporate Practice.

CNB Corporation, which owns the Bank, is not a family-owned or controlled business. It is owned by the shareholders, and we believe the law requires that CNB Corporation should be run as a public corporation and not as a family business. By June 2005, we, a majority of your Board of Directors, had come to believe that control of the Bank had become too concentrated in Willis and Jennings Duncan (the “Duncans”). We also believed that the Duncans were not willing to accept reasonable and required changes that would reduce their control of the Bank; nor would they provide the other Directors certain information that we thought necessary to evaluate and oversee the Bank and CNB Corporation – the duties required of Directors.

Some of these concerns resulted from Director Howard Smith’s study of the Sarbanes-Oxley Act of 2002, passed by the United States Congress in the wake of the Enron scandal. (Mr. Smith is a Certified Public Accountant and teaches accounting at Coastal Carolina University). Among the items this Act addressed is open and transparent corporate governance, reducing the ability of inside Directors (directors who are also employees of the Bank – such as the Duncans) to exercise personal control over a public corporation’s business.

After the Sarbanes-Oxley legislation was passed, Director Smith (who was Chairman of the Audit Committee of CNB Corporation) began to seriously study and think about how the new law affected the Bank. For example:

a) CNB Corporation had lost five independent Directors over the past several years, with only one new independent Director having been added.

b) During this time, the Executive Committee of CNB Corporation had shrunk to just three members (Willis Duncan, Jennings Duncan, and Harold Cushman). Because the Executive Committee also acted as the Nominating Committee (for the Board of Directors) and the Compensation Committee for Bank officers, as well as handling other Bank business, this arrangement concentrated a great deal of power in the hands of Willis and Jennings Duncan – who controlled two of the three votes on the Executive Committee.

c) The Executive Committee did not keep and circulate minutes to other Board members as was required by the Bylaws of CNB Corporation. As the Office of the Comptroller of the Currency (“OCC”) (the federal regulator of the Bank) states on page 25 of its publication “The Directors Handbook: The Role of a National Bank Director:” “Committees should report regularly to the full board.”

d) The Sarbanes-Oxley Act and its related rules and regulations set forth as a corporate governance practice that all of the members of the Nominating Committee be independent Directors (who are not employees of either CNB Corporation or the Bank). Since the Executive Committee was controlled by the Duncans who were at that time employees of the Bank, CNB Corporation was not meeting this corporate governance best practice.

e) The Sarbanes-Oxley Act and its related rules and regulations also set forth as a corporate governance practice that all of the members of the Compensation Committee be independent Directors. Further, the OCC states on page 30 in the Directors Handbook that because of potential conflicts of interest, only outside Directors should serve on a Compensation Committee whenever possible. Again, because the Executive Committee (controlled by the Duncans) had assumed this function, CNB Corporation was not meeting this corporate governance best practice.

Director Smith was not alone in being concerned about Sarbanes-Oxley Act compliance. On July 15, 2004, for example, Director Richard Lovelace, an attorney, had written the entire Board a letter that stated, in part: “By way of follow-up to our brief collective dialogue at the end of our last Board meeting, I think it is important that the Board shift its focus toward more strategic issues; …and addressing exactly in what particulars we are presently out of compliance with Sarbanes-Oxley and what our plan is to get back into compliance.”

Jennings Duncan came to see Director Smith at his office in March, 2005. Director Smith told Jennings Duncan that Mr. Duncan’s refusal to address the Sarbanes-Oxley compliance issues had caused Mr. Smith to lose confidence in Mr. Duncan, and that Mr. Smith was very concerned about the Bank. Director Smith recalls that when he raised Sarbanes-Oxley compliance issues with Jennings Duncan, the frequent response given by Mr. Duncan was something like “But we’ve never done it that way before.”

During late 2004/early 2005, Director Smith had discussions about his concerns over management of the Bank with the Audit Committee as well as Directors Cutts, Lovelace, and other independent directors. On March 11, 2005, Director Cutts wrote a letter to Willis Duncan. This letter stated, in part: “I have discussed with Jennings that the make-up of the Executive Committee is out of balance, with two of the three members being inside directors. This configuration creates a conflict of interest regarding the setting of officer salaries, and gives management control of the Board, which is unacceptable under Sarbanes-Oxley, and not a ‘best practice’ for corporate governance.” The letter concludes as follows: “It is with a heavy heart that I address these issues to you, but to date I have gotten little comfort from my conversations with Jennings regarding these matters.” Neither of the Duncans responded to Director Cutts’ letter. The Audit Committee also voted to ask for an independent governance committee.

During this same general time period, Jennings Duncan was complaining to Director Dusenbury about the fact that the independent Directors were asking for more information about the Bank and CNB Corporation. Director Dusenbury also recalls Jennings Duncan making a statement to him like “This corporate governance thing is a waste of time.” Director Dusenbury reports that during this time he was having “sleepless nights,” worrying about management at the Bank and CNB Corporation, because he was also becoming convinced that the Duncans were not willing to relinquish control over the Bank and CNB Corporation, as required. During this time, Director Hucks recalled and reflected upon a statement Jennings Duncan had made to him once – that he had a “birthright” to run the Bank. Director Hucks was very troubled because he was beginning to conclude that Jennings Duncan did, in fact, actually believe this statement.

During the March-June, 2005 time period, Directors Smith, Cutts, Lovelace, Dusenbury and Hucks each came to the conclusion that they could not persuade the Duncans to respond to their concerns about reforming the Bank’s management structure and governance, as contemplated by the Sarbanes-Oxley Act and its related rules and regulations. Also, they were aware of and had consulted the OCC’s Director’s Handbook which addresses a board of directors’ duties when it concludes that a management change is necessary. Page 24 of the handbook states that “if the Board needs to dismiss a member of the Bank’s management for poor performance…or for other reasons, and it fails to do so, this failure may represent a serious breach of the Board’s responsibilities.”

By June 14, 2005, we, a majority of your Board of Directors, had become convinced that our fiduciary duties to CNB Corporation and its shareholders required us, in the best interests of the shareholders, to take action to remove the Duncans from their management positions with CNB Corporation and the Bank and the Bank’s Board. We tried to work with the Duncans to enable the necessary governance changes and only after multiple approaches to the Duncans failed, did we conclude that a change in management was necessary.

B.	Actions Have Been Taken Since June 2005 To Correct Our Concerns About Bank Governance.

Several steps have been taken to address our concerns about bank management, the Sarbanes-Oxley Act, and governance reform. For example:

a) The old Executive Committee has been abolished, and CNB Corporation now has a reformed Governance Committee and Compensation Committee.

b) The new Compensation Committee is made up entirely of independent Directors, so no inside Director has a role in setting his employee compensation.

c) The Governance Committee, also made up wholly of independent Directors, now serves as the nominating committee for Board seats.

d) These committees now keep and circulate regular minutes to all members of your Board of Directors.

C.	We Also Had Concerns About Business Practices That We Believed Would Erode The Bank’s Competitiveness.

The economy in the coastal region of South Carolina is expanding rapidly. More and more banks enter our coastal market every year. The Conway National Bank therefore faces ever greater and tougher competition. We were concerned that some of the business practices followed by the Duncans were not positioning the Bank to compete in the increasingly-competitive coastal market. For example:

a) Under the Duncans’ management, many of the Bank’s loan officers had loan approval authority that your Board believed was unduly restrictive, made the Bank’s loan approval process more cumbersome, and placed insufficient responsibility in the hands of its experienced and capable employees.

b) The Duncans had a practice of limiting total loans to a single person, group of persons, or related commercial entities, to $5 million. Your Board thought this limitation was out-of-touch with the business reality in the Bank’s market, and could arbitrarily prevent the Bank from making certain profitable loans.

c) Despite the Bank having a Technology Mission Statement which asserts that the Bank “will foster a systems environment in which technology is used to promote the attainment of the bank’s strategic goals,” the Duncans would not permit loan officers to have individual personal e-mail communication with customers. In our view, this made the Bank look backward and amateurish. This policy affected the loan officers’ ability to communicate effectively with customers.

d) The Bank’s Board of Directors established a Credit Committee, which was supposed to meet and review loan requests over $300,000. This committee was chaired by Jennings Duncan. From June, 2004 until the Duncans were removed from management in June, 2005, no loan request was brought to the committee for review, approval, or disapproval and the committee rarely met. Instead, Jennings Duncan often made the final decision on loan requests without consulting the Credit Committee.

e) We were also very concerned about what we perceived to be the Duncans’ hostile view toward putting a woman on the Board. Even after Director Smith had offered some names of potential female Board members, Director Smith was shocked to hear Willis Duncan tell a prominent female Horry County government official, at the May 10, 2005, shareholder’s meeting, that Willis Duncan could not find a woman who was qualified to sit on the Board. Others of us also heard both Willis and Jennings Duncan make statements hostile to naming a woman to the Board. In our opinion, this failure to place women on the Board could damage the Bank’s community relations, cause the Bank to be subject to increased criticism and perhaps legal action, and hurt the future prospects of the Bank by losing the business advantages and perspectives that qualified business women bring to a financial institution.

D.	We Have Taken Actions To Address These Concerns.

Since June 14, 2005, the Credit Committee meets regularly, reviews loan requests, and keeps minutes of its meetings. Also, the lending authorities of our experienced, key loan officers have been increased, so that they have more flexibility to pursue larger loans and can respond to customers more quickly. In addition, the Board has taken steps to pursue more large commercial loans, such as increasing our loan limits and exploring participation loans. The Bank now provides loan officers with personal external email, and is in the process of establishing a Bank intranet. Finally, the Bank is actively seeking ways to provide leadership roles for our female employees, and to attract women as candidates to serve on the Board. For example, two long-term, female employees have been elevated to Vice-President positions in the Bank.

E.	We Were Very Concerned That The Bank Had A Growing Pay Gap At All Levels, That The Duncans Had No Desire To Address The Implications Of This Pay Gap, And That The Future Of The Bank Required That The Pay Gap Be Addressed.

Our concerns also included employee compensation which has trailed the market for a number of years. Since July, we have moved aggressively to implement a competitive compensation scale that positions the Bank to compete for the best banking talent in our region. Our salary and benefits are now more competitive for all employees – from tellers to senior management.

a) The Bank has roughly 260 employees. The Bank has retained a consulting firm for many years to conduct an annual study of how employee compensation at the Bank compares to employee compensation at similar-sized financial institutions in South Carolina, the southeast and nationally. This consultant showed that overall, employee compensation at the Bank was behind that of similar-sized financial institutions and falling further behind. The Bank’s employee compensation at many different employment positions and levels was behind that of similar-sized financial institutions in South Carolina, the southeast and nationally. In particular, the position of President/CEO (held by Jennings Duncan) for the year ended December 31, 2004, was paid an annual base salary of $183,360.00. In 2005, the consultant reported that this salary was 15.89% below comparable top executives’ salaries at similar-sized financial institutions. The consultant reports that when he discussed this issue with Jennings Duncan, Jennings said that he and his father were essentially “splitting” the salary for the top job; for example, Willis Duncan was paid an annual base salary of $77,640.00 in

2004, for working part time. Thus, in effect, the President/CEO position paid $260,000.00, but Jennings “split” this sum with his father. The effect of this “splitting” was to put a cap on all executive pay at the Bank. If the top executive position was paid less than top executives at similar-sized institutions, then the executive positions under the top executive had to be paid less than comparable positions at similar-sized institutions.

b) When discussing the issue of employee compensation, several Directors heard Willis Duncan make statements to the effect that any employee who wanted to make more money was “greedy.” We hold a different view. The Bank has wonderful employees. We firmly believe that the only way to insure we have a strong Bank in the future is to pay these employees fairly and encourage them to stay with us. We were very worried that if the Board did not address this pay gap, the Bank would start to lose good employees, would have difficulty attracting top-notch employees, and the shareholders would ultimately suffer. An example of this concern is a September 21, 2004, memo which Director Lovelace wrote to the entire Board, titled “Salaries, Compensation Packages, and Sarbanes-Oxley.” This memo stated: “With regard to …[the consultant’s report], I think that was instituted almost 15 years ago with an announced goal of bringing everyone in the Bank at least to the mid-point. Fifteen years later, we still don’t have all of our employees at the mid-point, and I have to ask, “Why,” particularly since we have had 15 years to come up to speed and since … [the consultant] followed such a special and careful evaluation.” The Duncans did not respond to this memo.

c) The Duncans’ letter to you last September talked a great deal about pay raises for Directors Hucks and Dusenbury. Their information mischaracterized Directors Hucks and Dusenbury’s compensation by isolating it from the total changes that have been made to the Bank’s employee compensation. Furthermore, even with these raises, the Bank is now paying Hucks and Dusenbury less in base salary than it was paying Hucks, and Willis and Jennings Duncan together, before June 2005. In addition, in connection with defending against the Duncans’ lawsuit, we have recently had a different consultant conduct his own survey of bank executive compensation. This consultant, J. Timothy O’Rourke, President and CEO of Matthews, Young & Associates, Inc., does annual surveys of bank compensation for the South Carolina Banker’s Association, North Carolina Banker’s Association, and Georgia Banker’s Association. Mr. O’Rourke has also concluded that the salaries of Messrs. Hucks and Dusenbury, after their raises, are well within the acceptable range for banks the size of The Conway National Bank.

Your Board took immediate steps after June 14, 2005 to begin to close the pay gap for all employees. While we want the Bank to be as profitable as possible, we recognize that fairly compensated employees help ensure long term profitability. Market-competitive compensation leads to better employee morale and retention and, in our opinion, better financial results for the Bank and CNB Corporation.

F.	We Consulted Experienced Legal Counsel Before Taking Any Action On June 14, 2005, Because We Wanted To Proceed Correctly.

We told you in our letter to the shareholders last October that the votes on June 14, 2005, were difficult decisions. We had expressed our concerns repeatedly and over a number of years to the Duncans. Letters were sent. Meetings and conversations were held. We believe that the Duncans were honorably informed of our concerns over a long period of time. While the Duncans’ lawsuit talks about conspiracies, the fact is that as we began to conclude that changes at the Bank were necessary in the best interest of the shareholders, we did not approach these decisions lightly. Before taking any action, we consulted experienced legal counsel that has provided corporate advice to the Bank and Board in the past. All the steps we took at the June 14th meeting were based on the advice of this experienced legal counsel. Far from acting hastily or in a “conspiracy,” we consulted counsel precisely because we wanted to be sure we proceeded carefully and in accordance with the law.

We now want to give you some information about the lawsuit that the Duncans have filed.

G.	We Have Answered The Duncans’ False Charges, Counterclaimed For Defamation, and Filed A Motion To Dismiss.

On September 6, 2005, the Duncans filed a lawsuit against the five of us. They claim in their lawsuit that Howard Smith, Richard Lovelace, and Buck Cutts “conspired” against Willis and Jennings Duncan, and induced Phil Hucks and Paul Dusenbury to “join” this “conspiracy” by offering them pay raises. This is false. We filed a detailed Answer with the court rebutting all the Duncans’ charges.

When the lawsuit was first filed, we questioned why the Duncans had chosen to question our motives in a patently inaccurate and inflammatory way. We hoped the Duncans would eventually realize that the three outside Directors they sued (Buck Cutts, Richard Lovelace, and Howard Smith) had absolutely nothing to gain by their actions and would reconsider these false accusations after reflection. This did not happen, however. Therefore, we filed a Counterclaim against Willis Duncan and Jennings Duncan for defamation of character. Unfortunately, Willis Duncan continued this defamation when he declared, at a December 13, 2005 Board meeting, that Paul Dusenbury had “been bought and paid for.”

In addition, we filed a Motion to Dismiss certain of the claims in the Duncans’ lawsuit. For example, they claim in their lawsuit to be acting for and on behalf of all the shareholders of CNB Corporation in bringing their suit, and claim that they are “fair and adequate” representatives of all the shareholders. Our Motion to Dismiss asserts that they are actually not acting for all the shareholders, and are not proper representatives of all shareholders, for a variety of reasons. For example, the relief sought by the Duncans includes getting their jobs back and being paid damages – in our opinion, not an issue for other shareholders. This Motion was filed with the Horry County Clerk of Court. Other motions have also been filed by the parties. The Court has not yet scheduled a hearing on any Motion.

H.	The Conway National Bank Has Also Asked The Court To Dismiss the Duncans’ Lawsuit.

The Duncans also named The Conway National Bank and CNB Corporation as defendants in their lawsuit. The Bank and CNB Corporation answered the Duncans’ suit, and stated that neither of them “needs or requires the assistance of the Plaintiffs [the Duncans] as minority shareholders to run the affairs of the business.” The Bank and CNB Corporation asked the Court to dismiss the lawsuit “to the extent that it calls for any action which would alter or disrupt the corporate operations and affairs” of the Bank or CNB Corporation. The Duncans’ lawsuit has forced the Bank and CNB Corporation to have to retain their own attorneys, and to incur their own legal fees and costs, negatively affecting the Bank and CNB Corporation’s financial performance.

I.	The Duncans Told You In Their September 2005 Letter That They Had Been Escorted Out Of The Building, Implying They Had Been Forcibly Removed, But This Did Not Happen.

The Duncans made the statement in their September 12, 2005 letter to you that they were “escorted out of the building” on June 14, 2005, implying to you they were forcibly removed. Some of you even asked us if the Duncans had been arrested. Nothing like that happened. The security video of the Bank’s lobby shows the Duncans emerging down the stairs from the second floor, entering the lobby, and walking towards the front door. They are alone. The security guard on duty goes to the door, unlocks it, and holds it open while the Duncans exit into the parking lot. This is what the security guard typically does for the Directors when they leave the building after a Board meeting. The video does not show any removal of the Duncans. To support our defamation claim, a copy of the security video has been filed as evidence with the court.

In addition, we are attaching as Exhibit A to this letter an Affidavit from the security guard himself, who confirms that he was not ordered to “escort” the Duncans out of the building. He merely unlocked the door and let them out. Please note that the security guard is not an employee of the Bank or CNB Corporation.

In conclusion, when each of us joined the Boards of CNB Corporation and the Bank, we had no plan to change management. Our duty to you, the shareholders, however, required that we place the profitable, efficient, and sound management of the Bank and CNB Corporation as our primary concern. In our opinion, the Duncans would not cooperate in improving the competitive posture and profits of the Bank, nor bring the Bank and CNB Corporation into compliance with Sarbanes-Oxley best practices, nor provide us with the information we requested in order to carry out our duties. Willis and Jennings Duncan refused to surrender a portion of their control and power to allow the majority of your Board to implement reforms we believe to be critical for the future. When that became clear, we acted in the best interest of the shareholders, to maximize the profits of CNB Corporation and the ability of the Bank to compete. We believe you see the result of those changes in CNB Corporation’s recently reported financial performance and dividend.

Sincerely yours,

/s/ R. Phil Hucks	/s/ Paul R. Dusenbury
R. Phil Hucks	Paul R. Dusenbury
President and Director	Executive Vice President and Director
Service on Board 12 years	Service on Board 8 years
Employee since 1970	Employee since 1982

/s/ H. Buck Cutts	/s/ Richard M. Lovelace, Jr.
H. Buck Cutts	Richard M. Lovelace, Jr.
Director	Director
Service on Board 3 years	Service on Board 21 years

/s/ Howard B. Smith, III
Howard B. Smith, III
Director
Service on Board 12 years

CERTAIN INFORMATION CONCERNING PARTICIPANTS REQUIRED BY SECURITIES AND EXCHANGE COMMISSION

These materials are being sent by or on behalf of Robert P. Hucks, Paul R. Dusenbury, H. Buck Cutts, Richard M. Lovelace, and Howard P. Smith, III, who may participate in the solicitation of proxies for the election of directors at CNB Corporation’s next annual shareholders meeting. In that event, they will file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in support. INVESTORS ARE URGED TO READ THE PROXY STATEMENT IF AND WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A description of the interests of these five participants in CNB Corporation is provided in the Proxy Statement of CNB Corporation for the annual meeting of shareholders held on May 10, 2005, which was filed with the SEC on April 8, 2005 (the “2005 Proxy Statement”). You can obtain a copy of the 2005 Proxy Statement, and any additional proxy statement if and when one is filed by the participants free of charge at the SEC’s website at www.sec.gov.

EXHIBIT A

STATE OF SOUTH CAROLINA	)
	)	AFFIDAVIT OF GERALD MILLER
COUNTY OF HORRY	)

PERSONALLY APPEARED before me, Gerald Miller, who, being duly sworn, deposes and says that:

l. I am employed as a security guard with U.S. Security Service. I work at The Conway National Bank building on 4th Street in Conway. I was on duty there in the late afternoon and evening of June 14, 2005.

2. I was at my station in the Bank lobby on June 14, 2005, when I heard footsteps coming down the stairs from the second floor. The main conference room is on the second floor and I knew that there was a Board of Directors’ meeting scheduled for that day. When I heard the footsteps, I looked over to the stairs and saw that it was Willis Duncan and Jennings Duncan who were coming down the stairs. They were walking alone – no one was with them.

3. The front door is locked after hours, and I have to go to the door and open it in order for anyone to leave the building. Therefore, I walked from my station to the front door, and unlocked it. The Duncans walked out the door into the parking lot and I walked back to my station. Jennings Duncan said “Goodnight” on the way out the door. There were no police on the site.

4. No one asked me to escort the Duncans out of the building, and I did not escort them out of the building. I simply opened the door for them so they could leave.

/s/ Gerald Miller
Gerald Miller

SWORN TO and subscribed before me This 14th day of December, 2005.

/s/ Sue D. Hilbourn	(L.S.)
Notary Public for South Carolina
My Commissions Expires: 4-2-2011